                                                                    Exhibit 10.8






                             JOINT VENTURE CONTRACT




                                       FOR




                  LESHAN-PHOENIX SEMICONDUCTOR COMPANY LIMITED







                           (AMENDED ON JUNE 25, 2002)

                                TABLE OF CONTENTS


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
PRELIMINARY STATEMENT.....................................................    1

ARTICLE 1 - DEFINITIONS AND INTERPRETATION................................    1

ARTICLE 2 - PARTIES TO THE CONTRACT.......................................    3

ARTICLE 3 - ESTABLISHMENT OF THE JOINT VENTURE COMPANY....................    5

ARTICLE 4 - PURPOSE, SCOPE AND SCALE OF PRODUCTION........................    6

ARTICLE 5 - TOTAL AMOUNT OF INVESTMENT AND REGISTERED CAPITAL.............    6

ARTICLE 6 - RESPONSIBILITIES OF THE PARTIES...............................   11

ARTICLE 7 - TECHNOLOGY AND TRADEMARKS.....................................   12

ARTICLE 8 - SALE OF JOINT VENTURE PRODUCTS................................   13

ARTICLE 9 - BOARD OF DIRECTORS............................................   15

ARTICLE 10 - OPERATION AND MANAGEMENT.....................................   17

ARTICLE 11 - SITE.........................................................   19

ARTICLE 12 - MATERIALS, EQUIPMENT AND SERVICES............................   19

ARTICLE 13 - LABOR MANAGEMENT.............................................   20

ARTICLE 14 - FINANCIAL AFFAIRS AND ACCOUNTING.............................   21

ARTICLE 15 - TAXATION AND INSURANCE.......................................   24

ARTICLE 16 - CONFIDENTIALITY..............................................   25

ARTICLE 17 - JOINT VENTURE TERM...........................................   26

ARTICLE 18 - TERMINATION AND LIQUIDATION..................................   26

ARTICLE 19 - BREACH OF CONTRACT...........................................   31

ARTICLE 20 - FORCE MAJEURE................................................   31

ARTICLE 21 - SETTLEMENT OF DISPUTES.......................................   32

ARTICLE 22 - APPLICABLE LAW...............................................   33

ARTICLE 23 - MISCELLANEOUS PROVISIONS.....................................   34


Appendices

      A     List of the Joint Venture Products
      B     Schedule of Capital Contributions

                             JOINT VENTURE CONTRACT

            THIS Amended JOINT VENTURE CONTRACT (this "Contract") is made in Phoenix, Arizona, U.S.A. on the 25th day of June, 2002 among LESHAN RADIO COMPANY LTD., an enterprise legal person established and existing under the laws of the People's Republic of China with its legal address at 27 West People's Road, Leshan, Sichuan Province 614000, People's Republic of China ("Party A"), MOTOROLA (CHINA) INVESTMENT LIMITED, a company established and existing under the laws of People's Republic of China, with its legal address at No. 108 Jian Guo Road, Chao Yang District, Beijing 100022, People's Republic of China ("Party B"), and SCG (CHINA) HOLDING CORPORATION, a company established and existing under the laws of the State of Delaware, U.S.A., with its legal address at 5005 East McDowell Road, Phoenix, Arizona 85008, U.S.A. ("Party C"). Each of Party A, Party B and Party C shall hereinafter individually be referred to as a "Party" and collectively as the "Parties".

                              PRELIMINARY STATEMENT

            WHEREAS, Party A, Party B and Party C are parties to the restated Joint Venture Contract dated September 6, 1999, for the establishment of Leshan-Phoenix Semiconductor Company Limited (the "Company") and desire that, when this Contract becomes effective in accordance with its terms and conditions, such Joint Venture Contract shall be amended and restated in its entirety by this Contract;

            WHEREAS, Party A, Party B and Party C desire that the Company add IC and Discrete Wafer Fab products to the scope of its business ("New Products");

            NOW THEREFORE, after friendly consultations conducted in accordance with the principle of equality and mutual benefit, the Parties have agreed to amend the Amended and Restated Joint Venture Contract of 1999 as follows:

                   ARTICLE 1 - DEFINITIONS AND INTERPRETATION

1.01  Definitions

      Unless the terms or context of this Contract otherwise provide, the following terms shall have the meanings set out below:

      (a)   "Motorola" means Party B or any of its Affiliates.

      (b) "Affiliate" means, in relation to Party A, any enterprise or other entity which, directly or indirectly, is controlled by Party A; the term "control" meaning ownership of fifty percent (50%) or more of the registered capital or the power to appoint the general manager, factory chief or other principal person in charge of an enterprise or other entity.

            "Affiliate" means, in relation to Party B or Party C, any company which, through ownership of voting stock (shares) or otherwise, directly or indirectly, is controlled by, under common control with, or in control of, Party B or Party C, as the case may be; the term "control" meaning ownership of fifty percent (50%) or more of the voting stock (shares) of a company, or the power to appoint or elect a majority of the directors of a company, or the power to direct the management of a company.


                                       1                  JOINT VENTURE CONTRACT

            For purposes of this Contract, the Company shall not be deemed as an Affiliate of any Party hereto.

      (c) "Articles of Association" means the Articles of Association of the Company executed on March 1, 1995 and as amended and restated.

      (d) "Board" and "Board of Directors" mean the board of directors of the Company.

      (e) "Business License" means the business license of the Company issued by the SAIC dated March 28, 1995 and any amendment to or renewal, replacement or extension of such license.

      (f) "China" and "PRC" mean the People's Republic of China excluding Hong Kong, Macau and Taiwan for purposes of this Contract.

      (g)   "Company" means Leshan-Phoenix Semiconductor Company Limited.

      (h) "Effective Date" means the effective date of this Contract, which shall be the date on which this Contract and the Articles of Association have been approved by the Examination and Approval Authority without varying their terms or imposing any additional conditions, unless otherwise agreed by the Parties in writing.

      (i) "Examination and Approval Authority" means the authority entrusted by the Chinese government to approve this Contract, the Appendices attached hereto and the Articles of Association.

      (j) "Export-oriented Enterprise" means the status of the Company to be granted by the Examination and Approval Authority under PRC law.

      (k) "Feasibility Study" means the Feasibility Study Report dated November 4, 1994 regarding the feasibility of the joint venture and the establishment of the Company, together with the Capital Increase and Expansion Plan for the Wafer Fab Products dated June 2002.

      (l) "Joint Venture Products" means the products listed in Appendix A attached hereto and any other similar, related or complementary products that the Board approves for production by the Company.

      (m)   "Joint Venture Term" means the term of this Contract as set forth in
            Article 17.01 hereof including any extensions of such term pursuant to Article 17.02 hereof.

      (n) "Land Use Rights Grant Contract" means the relevant contract or contracts for the grant of the land use rights over the Site between the Company and the Municipality of Leshan.

      (o) "Management Personnel" means the Company's General Manager, Deputy General Manager and other management personnel designated by the Board.

      (p)   "ON" means Party C or any of its Affiliates.


                                       2                  JOINT VENTURE CONTRACT

      (q) "Plant" means the Company's manufacturing facilities located at the Site where the Joint Venture Products will be produced.

      (r)   "Renminbi" or "RMB" means the lawful currency of China.

      (s) "SAFE" means the State Administration of Foreign Exchange of the People's Republic of China and/or a local branch thereof, as appropriate to the context.

      (t) "SAIC" means the State Administration for Industry and Commerce of the People's Republic of China and/or a local branch thereof, as appropriate to the context.

      (u) "Services Contract" means the contract for the provision of services between the Company and Party A.

      (v) "Site" means the parcels of land located in Leshan, Sichuan Province, on which the facilities of the Company are situated.

      (w) "Technologically Advanced Enterprise" means the status of the Company to be granted by the Chinese government under PRC law

      (x) "Technology" has the meaning as defined in the Technology License Contract, as amended.

      (y) "Technology License Contract" means the technology license contract dated February 24, 1995 as amended so far under which the Company is the licensee.

      (z) "Third Party" means any entity or person other than the Parties or their Affiliates.

      (aa) "United States Dollars" or "US$" means the lawful currency of the United States of America.

      (bb) "Working Personnel" means all employees and staff of the Company, other than the Management Personnel.

      (cc) "Wafer Fab Products" means the wafer fab products as listed in Appendix A.

1.02  Interpretation

      Article headings are inserted for the purposes of convenience and reference only and shall not affect the interpretation or construction of this Contract. Words denoting the singular shall, where applicable, include the plural and vice versa. Reference to the masculine gender shall, where applicable, include the feminine gender and the neuter gender and vice versa.

                      ARTICLE 2 - PARTIES TO THE CONTRACT

2.01  The Parties

      The Parties to this Contract are:


                                       3                  JOINT VENTURE CONTRACT

      (a) Party A, Leshan Radio Company, Ltd., a Chinese limited liability company registered in Leshan, Sichuan Province, China, with its legal address at 27 West People's Road, Leshan, Sichuan Province, China.

            Legal Representative of Party A:

            Name:          Mr. Pan Min-Zhi
            Position:      Chairman of the Board
            Nationality:   Chinese

      (b) Party B, Motorola (China) Investment Limited, a company established and existing under the laws of the PRC, with its legal address at No. 108 Jian Guo Road, Chao Yang District, Beijing 100022, People's Republic of China.

            Legal Representative of Party B:

            Name:          Mr. Pin Yong Lai
            Position:      Chairman of the Board
            Nationality:   Malaysia

      (c) Party C, SCG (China) Holding Corporation, a company established and existing under the laws of the State of Delaware, U.S.A., with its legal address at 5005 McDowell Road, Phoenix, Arizona 85008, U.S.A.

            Legal Representative of Party C:

            Name:          Henry Leung
            Position:      Chairman of the Board
            Nationality:   American

2.02  Representations, Warranties and Undertakings

      (a) Each of Party A, Party B and Party C hereby represents, warrants and undertakes to the other Parties that, as of the date of execution hereof and as of the Effective Date:

            (i) it is duly organized, validly existing and in good standing under the laws of the place of its establishment or incorporation;

            (ii) it has all requisite power, authority and approval required to enter into this Contract and upon the Effective Date will have all requisite power, authority and approval to perform fully each and every one of its obligations hereunder;

            (iii) it has taken all action necessary to authorize it to enter into this Contract and such Party's representative whose signature is affixed hereto is fully authorized in writing to sign this Contract and to bind such Party thereby;

            (iv) upon the Effective Date, this Contract shall constitute its legal, valid and binding obligation;


                                       4                  JOINT VENTURE CONTRACT

            (v) neither the execution of this Contract, nor the performance of such Party's obligations hereunder, will conflict with, or result in a breach of, or constitute a default under, any provision of its business license or articles of association, or any law, rule, regulation, authorization or approval of any government agency or body, or of any contract or agreement to which it is a party or is subject; and

            (vi) all material documents, statements and information of or provided by any governmental body in its possession relating to the transactions contemplated in this Contract have been disclosed to the other Parties, and no document previously provided by it to the other Parties contains any untrue statement of material fact.

      (b) If any Party does not perform the above undertakings and representations, it shall be considered a breach of this Contract.

      (c) At the time of the execution of this Contract, each Party shall provide the other Parties with a certified copy of its business license.

2.03  Change of Legal Representative

      Each Party shall have the right to change its legal representative and shall promptly notify the other Parties of such change and the name, position and nationality of its new legal representative.

             ARTICLE 3 - ESTABLISHMENT OF THE JOINT VENTURE COMPANY

3.01  Name and Address of the Company; Branches

      (a) The name of the Company shall be "?????????????????" in Chinese, and "Leshan-Phoenix Semiconductor Company Limited" in English.

      (b) The legal address of the Company shall be 27A West People's Road, Leshan, Sichuan Province, China.

      (c) In accordance with its business needs, the Company may establish branch offices within or outside China upon the decision of the Board and approval by the relevant governmental authorities.

3.02  Limited Liability Company

      The form of organization of the Company shall be a limited liability company. Except as otherwise provided herein, once a Party has paid in full its contribution to the registered capital of the Company, it shall not be required to provide any further funds to or on behalf of the Company by way of capital contribution, loan, advance, guarantee or otherwise unless the Parties mutually agree otherwise. Creditors of the Company shall have recourse only to the assets of the Company and shall not seek repayment from any of the Parties. The Company shall indemnify the Parties against any and all losses, damages, or liabilities suffered by the Parties in respect of any Third Party claims arising out of the operation of the Company. Subject to the above, the profits, risks and losses of the Company shall be shared by the Parties in proportion to their respective contributions to the Company's registered capital.


                                       5                  JOINT VENTURE CONTRACT

3.03  Laws and Decrees

      The Company shall be a legal person under the laws of China. The activities of the Company shall be governed and protected by the laws, decrees and relevant rules and regulations of China.

3.04  Code of Conduct

      The Company and its employees shall comply with a Code of Conduct adopted by the Board of Directors. The Code of Conduct shall be substantially similar to the Code of Conduct of Party A, Party B or Party C, whichever is more strict, and shall be fully consistent with relevant Chinese laws.

               ARTICLE 4 - PURPOSE, SCOPE AND SCALE OF PRODUCTION

4.01  Purpose

      The Parties have agreed that the purposes of the Company will be manufacturing low cost and high efficiency semi-conductor components and products that meet world-wide quality standards by using advanced and suitable technology and scientific management methods, to satisfy the increasing global market demand and achieve a satisfactory return on investment.

4.02  Scope of Business

      The Company will engage in the development, design, manufacture, assembly and testing of Integrated Circuit ("IC") and Discrete semiconductor products and related products, the sale of products produced by the Company and the provision of after-sales service with respect to such products.

4.03  Scale of Production

      It is anticipated by the Parties that the annual production capacity of the Company at the completion of all investment phases will reach 28.5 billion units of miniature surface mount IC packages and 728,000 6-inch IC and Discrete wafers. The Board of Directors of the Company shall have complete autonomy in the formulation and execution of the Company's production policies in order to achieve these goals, and may expand or reduce the Company's scale of production in accordance with market demands and the Company's business situation.

         ARTICLE 5 - TOTAL AMOUNT OF INVESTMENT AND REGISTERED CAPITAL

5.01  Total Investment

      The total amount of investment will be Five Hundred Nine Million Three Hundred Thousand United States Dollars (US$$509.3 million). This investment shall be made in phases, subject to market conditions and the business operations of the Company, as the Board shall decide from time to time. If the Company is successful, the Parties hope to increase further their investment, but any such increase will need to be finalized and approved in the future by the Board and the Examination and Approval Authority .


                                       6                  JOINT VENTURE CONTRACT

5.02  Registered Capital

      The total amount of registered capital will be One Hundred One Million Eight Hundred and Sixty Thousand United States Dollars (US$101.86 Million).

5.03  Contributions to Capital

      (a) Party A's contribution to the registered capital of the Company shall be Thirty-Nine Million Seven Hundred Twenty-Five Thousand and Four Hundred United States Dollars (US$39,725,400), representing a thirty-nine percent (39%) share of the registered capital of the Company. Party A's contribution to the registered capital shall include Thirty-Eight Million Three Hundred Sixty Thousand and Four Hundred Seventy-Seven United States Dollars (US$38,360,477) in cash, equipment valued at Four Hundred Eighty-Three Thousand Nine Hundred and Twenty-Three United States Dollars (US$483,923), the land use rights of a parcel of land located at No. 27, West People's Road, the total area of which is 26,853.80 square meters and is valued at Seven Hundred Twenty-One Thousand United States Dollars (US$721,000), and additional land use rights and the building thereon located at No. 27, West People's Road and currently used for Expatriate Apartments valued at One Hundred Sixty Thousand United States Dollars (US$160,000).

      (b) Party B's contribution to the registered capital of the Company shall be Ten Million One Hundred Eighty-Six Thousand United States Dollars (US$10,186,000), representing a ten percent (10%) share of the registered capital of the Company.

      (c) Party C's contribution to the registered capital of the Company shall be Fifty-One Million Nine Hundred Forty-Eight Thousand and Six Hundred United States Dollars (US$51,948,600), representing a fifty-one percent (51%) share of the registered capital of the Company.

      (d) The unpaid registered capital amount as of the date hereof will be paid by installment contribution in accordance with Appendix B.

5.04  Payment of Registered Capital and Conditions Precedent thereto

      (a) Subject to Article 5.04(c) below, each Party shall make its contribution to the registered capital of the Company in accordance with the schedule set forth in Appendix B.

      (b) In the event that a Party fails to make its capital contribution, in whole or in part, in accordance with the provisions of Article 5.04(a) and Appendix B, such Party shall be liable to pay liquidated damages to the Company in the form of simple interest on the unpaid amount from the time due until the time paid at the rate of two percent (2%) above the six-month London Interbank Offered Rate (LIBOR) for United States Dollars up to a maximum of US$200,000.00. Notwithstanding the above provisions of this Article 5.04 (a), if the failure of a Party to make its capital contribution, in whole or in part, is not remedied within thirty (30) days of notice from any other Party, said other


                                       7                  JOINT VENTURE CONTRACT

            Party shall have the right to terminate this Contract pursuant to
            Article 18.01(c)(ix) hereof.

      (c) The Parties shall have no obligation to make capital contributions in accordance with Appendix B until the occurrence of the Effective Date. The capital contributions to be made by the Parties under this Contract shall be reduced by the amount of any distributable profits that are not distributed to the Parties as dividends, and such profits may be reinvested in the business of the Company as determined by the Board.

5.05  Investment Certificate

      After each Party's installment contribution to the registered capital has been made, a Chinese registered accountant shall verify the contribution and issue a contribution verification report. Thereupon, the Company shall issue an investment certificate to each Party signed by the Chairman and the Vice Chairman of the Board.

5.06  Assignment of Registered Capital

      (a) Each Party hereto undertakes to the other Parties and to the Company that it shall not assign, sell, transfer or otherwise dispose of all or any part of its interest in the registered capital of the Company or its rights, obligations and benefits under this Contract unless
            (i) each of the other Parties hereto shall have consented in writing to such assignment, sale, transfer or disposition or (ii) such assignment, sale, transfer or disposition complies with the terms of this Article 5.06.

      (b) When one Party (the "Disposing Party") wishes to sell, assign or otherwise dispose of all or part of its share of the registered capital (the "Offered Share"), it shall notify each of the other Parties (the "Non-Disposing Parties") in writing (the "Transfer Notice") of the identity of the proposed purchaser and provide each Non-Disposing Party a copy of the offer including all of the proposed terms and conditions of such sale, assignment or disposal. The Transfer Notice shall include a statement confirming that there is no supplementary consideration not stated in the offer. The Non-Disposing Parties shall have a preemptive right to purchase all but not part of such Offered Share in proportion to their respective equity interests in the Company on terms and conditions no less favorable to the Disposing Party than those specified in the Transfer Notice.

      (c) The Non-Disposing Parties may exercise their preemptive right by giving notice to the Disposing Party of their intention to purchase the Offered Share within 30 days after receipt of the Transfer Notice ("Option Exercise Period"). Upon issuance of such notice, the Parties shall execute such documents as are required to effect the transfer. The purchase shall be made within 30 days after receipt of any required government approvals of the transfer.

      (d) If one Non-Disposing Party does not exercise the option within the Option Exercise Period or fails to make payment for its share of the Offered Share within the time provided in subsection (c), the other Non-Disposing Party shall have the option to purchase such share by giving notice to the Disposing Party


                                       8                  JOINT VENTURE CONTRACT
            within 30 days thereafter. If such other Non-Disposing Party does not wish to purchase such share or if both of the Non-Disposing Parties should fail to exercise their preemptive right, the Disposing Party may sell all but not part of the Offered Share to the proposed purchaser at a price not less than that provided in the Transfer Notice. The Disposing Party shall provide each of the Non-Disposing Parties with a copy of any executed written equity transfer agreement with the purchaser.

      (e) It shall be a condition precedent to the right of any Party to transfer any of its registered capital that (i) the transfer shall be done in accordance with Chinese law, (ii) the transferee agrees to be bound by and entitled to the obligations and benefits of this Contract as if an original party hereto; and (iii) neither the business of the Company nor the performance of its contracts shall be interrupted, nor shall its organizational structure be affected by any such sale, assignment or other disposal of such registered capital. Notwithstanding the foregoing, unless the written consent of the Disposing Party is obtained, upon any assignment, sale or other disposal of the Disposing Party's entire interest in the registered capital of the Company, the Company shall remove from its name all references to the name of the Disposing Party and shall cease using all packaging, letterhead, stationery, promotional and advertising materials and other items which contain any reference to the name of the Disposing Party.

      (f) Subject to the satisfaction of the terms and conditions set forth in this Article 5.06, the Parties shall cause their directors appointed to the Board to approve any sale, assignment or other disposal of registered capital hereunder. Any such sale, assignment or other disposal shall, to the extent required by law, be submitted to the Examination and Approval Authority for examination and approval. Upon receipt of the approval of the Examination and Approval Authority, the Company shall register the change in ownership with the SAIC.

      (g) The provisions on assignment set forth in this Article 5.06 shall not apply to any sale or assignment of registered capital by any Party to any of its Affiliates, and the other Parties shall be deemed to have consented to, and the Parties shall cause their directors appointed to the Board to approve, any such sale or assignment. Any such sale or assignment shall, to the extent required by law, be submitted to the Examination and Approval Authority for examination and approval. Upon receipt of such approval, the Company shall register the change in ownership with the SAIC.

      (h) The share of the registered capital owned by Party B and Party C shall not, in the aggregate, be lower than 25% of the registered capital of the Company.

5.07  Encumbrance of Investment

      No Party shall mortgage, pledge, charge or otherwise encumber all or any part of its contribution to the Company's registered capital without the prior written consent of the other Parties.

5.08  Increase of Registered Capital and Additional Financing


                                       9                  JOINT VENTURE CONTRACT

      (a) Any increase in the registered capital of the Company must be approved by a unanimous vote of the members of the Board present in person or by proxy at a duly constituted meeting thereof and submitted to the Examination and Approval Authority for examination and approval. Upon receipt of the approval of the Examination and Approval Authority, the Company shall register the increase in registered capital with the local branch of the SAIC. Unless otherwise agreed by the Parties, any increase in the registered capital shall be made by the Parties in the same proportion as their respective then-existing interests in the registered capital of the Company. The agreement on any capital increase may specify the time limits for payment of such capital increase. If any Party fails to contribute its share of the capital increase within the time limits set out therein, such Party shall pay interest to the Company on the amount of the overdue contribution at the rate of two percent (2%) above the six-month LIBOR for United States Dollars as in effect on the date such contribution is due. Such interest shall be payable monthly in arrears from and including the date on which such contribution is due and to but excluding the date on which such contribution (together with all interest accrued thereon) is paid in full.

      (b) In the event that any Party fails to make its registered capital contribution (or any portion thereof) as provided herein or fails to provide its share of any increase in the Company's registered capital as described in (a) above, then in addition to any other rights the Company may have against the defaulting Party, the Company may offer such portion to the non-defaulting Parties in proportion to the ratio of their respective interests in the registered capital of the Company. Such offer to provide a portion of any increase in the registered capital as described in this paragraph requires approval by the Examination and Approval Authority.

      (c) The Company shall fund the difference between the total amount of investment and registered capital through long-term loans obtained from financial institutions. If the Company cannot obtain all or a portion of the required loans on the strength of its own credit, then each of the Parties, either directly or through an Affiliate, shall raise loans for the Company in the same proportion as their respective contributions to the registered capital. If any Party is unable to raise loans in the proportion applicable to such Party, the other Parties shall consider helping arrange for such loans. The Board shall decide the specific timing and amounts of the Company's loans. Loans shall bear interest at the actual loan interest rate, following confirmation by the Board. Such loans shall be repaid by the Company on a pari passu basis in accordance with the decision of the Board based upon the Company's ability to repay without endangering the financial stability of the Company. The Company may fund the difference between the total amount of investment and registered capital through overseas loans obtained from financial institutions.

      (d) In the future, the Company may obtain additional financing by utilizing its own internal funds, through loans from sources in China or outside China, or through increased investment by the Parties.

                                       10                 JOINT VENTURE CONTRACT

                  ARTICLE 6 - RESPONSIBILITIES OF THE PARTIES

6.01  Responsibilities of Party A

      In addition to its other obligations under this Contract, Party A shall have the following responsibilities:

      (a) assist the Company in obtaining all necessary approvals, permits and licenses for the operation of the Company;

      (b) assist the Company in liaising with the relevant authorities to effectively procure the external water supply, fuel supply, power supply, transportation, communications, and other services required for the Plant at the most preferential prices available;

      (c)   assist the Company in obtaining raw materials from sources in China;

      (d) assist the Company in opening Renminbi and foreign currency bank accounts and in obtaining Renminbi loans when necessary;

      (e) assist the Company in arranging for the transportation of imported equipment and materials between ports in China and the Plant;

      (f) assist with the procedures for applying for and procuring licenses, and on carrying out all customs procedures, for the import of machinery, equipment, materials, supplies and office equipment;

      (g) assist the expatriate employees of the Company to obtain all necessary entry visas and work permits;

      (h) assist the Company in recruiting various types of qualified Chinese personnel;

      (i) assist the Company in obtaining the Certificate of Authentication of its status as an "Integrated Circuit (IC) Manufacturing Enterprise" permitting the Company to be entitled to all the Value-Added Tax ("VAT") and other investment incentives as provided for by the governments including in State Council Document No. (2000) 18 on Policies to Encourage the Development of the Software and Integrated Circuit (IC) Industries dated on June 24, 2000 and in policies promulgated by the Sichuan Provincial Government;

      (j) assist the Company in obtaining approval of its status as a Technologically Advanced Enterprise and/or Export-oriented Enterprise and securing the appropriate confirmation certificates; thus permitting the Company to enjoy the preferential tax treatment and other benefits available to such enterprises under the current and future government sponsored programs including programs promulgated under the western region modernization policies;

      (k)   assist the Company to obtain access to sources of foreign exchange;

      (l) assist the Company to apply for and obtain approval from the Customs that the Company's factory and all other facilities will be treated as a bonded factory or warehouse in accordance with Chinese legal regulations;


                                       11                 JOINT VENTURE CONTRACT

      (m) assist the Company in applying for and obtaining any other most preferential tax treatment and other investment incentives available under applicable laws and regulations, in addition to those listed in this Article 6.01;

      (n) assist the Company in getting duty and VAT exemption that may be available on all self-used materials and equipment; and

      (o)   handle other matters entrusted by the Company from time to time.

6.02  Responsibilities of Party B and Party C

      In addition to its other obligations under this Contract, each of Party B and Party C shall have the following responsibilities, which shall be carried out directly or through its Affiliates:

      (a) when requested by the Company, assist the Company in the purchase of equipment, supplies and materials manufactured inside or outside China;

      (b)   assist the Company in obtaining loans when necessary;

      (c)   assist the Company in recruiting expatriate and local personnel;

      (d) assist the Company in arranging training of Company personnel in China or abroad as contemplated in the Technology License Contract;

      (e)   assist the Company in generating export opportunities; and

      (f)   handle other matters entrusted by the Company from time to time.


6.03 If, at the time or times of Party B or Party C's performance hereunder, a validated U.S. export license is required for Party B, Party C or their Affiliates to lawfully export goods or associated technical data, then the issuance of such license shall constitute a condition precedent to Party B and Party C's obligations hereunder.

6.04  No Compensation

      When the Parties assist the Company with the purchase of equipment, supplies and materials, they shall serve the Company without compensation and no Party may impose additional charges.

                     ARTICLE 7 - TECHNOLOGY AND TRADEMARKS

7.01  Technology

      The Parties contemplate that from time to time during the term of this Contract, Semiconductor Components Industries, LLC may provide the Company and/or Party A with additional Technical Information and Know-How to produce other products. In such event, the Parties shall cause the Company and Party A to execute one or more additional technology license contracts with Semiconductor Components


                                       12                 JOINT VENTURE CONTRACT

      Industries, LLC in substantially the form of the Technology License Contract. Any additional technology license contracts will become effective on the date of approval by or registration with the Examination and Approval Authority and will be valid for ten (10) years.

7.02  Trademarks

      (a) The Company is not authorized to use the name or trademark of any Party in its name or otherwise, except as specifically authorized in writing by such Party.

      (b) The Company shall develop and register its own trademark. The use of such trademark shall be decided upon by the Board.

                   ARTICLE 8 - SALE OF JOINT VENTURE PRODUCTS

8.01  Distribution and Sales- Non Wafer Fab Products

      (a) Unless unanimously decided otherwise by the Board, each Party, directly or through designated Affiliates, shall purchase the Company's products in proportion to its contribution to the registered capital, and the pricing of such purchases shall follow the principles provided in the Board resolutions dated June 12, 1997 and any subsequent unanimous Board resolutions.

      (b) Each Party or its Affiliates may act as agent for the sale of such Party's portion of the Company's production. In such case, such Party or its Affiliates shall receive a sales commission.

      (c) The majority of the Company's products will be exported directly or indirectly.

      (d) Party A may request the Company to perform the assembly and test of devices by the Company which are not produced by Motorola or ON. Such production would use wafers provided by Party A on a consignment basis and take place within Party A's pro rata share of the Company's manufacturing capacity. However, the quantity and specifications of each device requested must meet the Company's manufacturability requirements as defined by the General Manager of the Company.

      (e) Party A, Party B and Party C may request the Company to perform the assembly and test of devices by the Company using wafers provided by Party C or its Affiliates, on a consignment basis and taking place within each Party's pro rata share of the Company's manufacturing capacity. However, the quantity and specifications of each device requested must meet the Company's manufacturability requirements as defined by the General Manager of the Company.

      (f) The New Products for non wafer fab listed in Appendix A will be sold exclusively to the Parties or their affiliates. However, the Company may sell such New Products to third parties if the Board agrees such sales are in the best interests of the Company.


                                       13                 JOINT VENTURE CONTRACT

8.02  Distribution and Sales - Wafer Fab Products

      (a) The Wafer Fab Products listed in Appendix A will be sold exclusively to the parties or their affiliates. However, the Company may sell such New Products on the open market if the Board agrees such sales are in the best interests of the Company.

      (b) For the first three years of operation of the Wafer Fab, the pricing for wafer fab products will be set at the lower of (1) prices that are calculated to generate a return on invested equity equal to the weighed average annual interest rate of borrowing of the Company as determined by the Board at the end of each fiscal year plus 6% or
            (2) the cost at which such products could be purchased from an unrelated third party in an arm's-length transaction. Thereafter, pricing will be set at a level that generates a return on invested equity equal to the weighed average annual interest rate of borrowing of the Company as determined by the Board at the end of each fiscal year plus 6%.

      (c) Each party will have the right to purchase Wafer Fab Products from the Company in proportion to their respective equity interests therein. In order to exercise such right, each party will commit at least one year in advance to purchase specified amounts of Wafer Fab Products. If a party fails to purchase any of its committed amount, then it shall pay the Company an underutilization charge as defined in the Board Resolution dated May 16, 2002. In addition, once a party makes a commitment to purchase a given amount of Wafter Fab Products, it may not reduce such amount in any subsequent year, except if (a) such reduction is caused by the exercise by either of the other parties of its right to regain its share of the total production capacity as set out in Section 8.02d, or (b) either of the other parties agrees to take over the reduced amount.

      (d) If in any year a party does not commit to purchase all the Wafer Fab Products it is entitled to purchase (such party a "Declining Party"), each of the other parties will have the right to commit to purchase a pro rata portion (based on such party's registered capital in the Company, calculated for such purpose not taking into account the equity owned by the Declining Party) of such New Products. A Declining Party may upon one year's advance notice regain its share of production.

      (e) the Company shall increase its production capacity to satisfy the demands of the parties for the Wafer Fab Products. If total demand exceeds the production capacity of the Company, the parties agree that the Company will raise funds, through additional pro rata capital contributions or loans, to expand its production capacity.

      (f) No party or any of its affiliates may resell to any third party wafers produced by the Company utilizing the design of any other party. However, a party and any of its affiliates may sell finished products utilizing wafers produced by the Company.


                                       14                 JOINT VENTURE CONTRACT

                         ARTICLE 9 - BOARD OF DIRECTORS

9.01  Formation of the Board

      (a) The Board shall consist of nine (9) directors, three (3) of whom shall be appointed by Party A, one (1) of whom shall be appointed by Party B and five (5) of whom shall be appointed by Party C. At the time this Contract is executed and each time a director is appointed, each Party shall notify in writing to the other Parties the names of its appointee(s).

      (b) In the event of any change in the ratio of ownership of the Parties of the registered capital of the Company (including as a result of an increase in the registered capital), the total number of directors and the number of directors appointed by each Party shall be changed as necessary to reflect such change. The Board may by its decision increase or decrease the number of directors from time to time, subject to the requirements of PRC law.

      (c) Each director shall be appointed for a term of four (4) years and may serve consecutive terms if reappointed by the Party originally appointing him. A director shall serve and may be removed at the pleasure of the Party which appointed him. If a seat on the Board is vacated by the retirement, resignation, illness, disability or death of a director or by the removal of such director by the Party which originally appointed him, the Party which originally appointed such director shall appoint a successor to serve out such director's term.

      (d) A director selected by Party C shall serve as the Chairman of the Board and a director selected by Party A shall serve as Vice Chairman of the Board. The Chairman of the Board shall be the legal representative of the Company. Whenever the Chairman of the Board is unable to perform his responsibilities for any reason, another director as designated by the Chairman may temporarily represent him. The Chairman of the Board shall exercise his authority within the limits prescribed by the Board and may not under any circumstances contractually bind the Company or otherwise take any action on behalf of the Company without prior approval of the Board.

      (e) Subject to a decision by the Board, the Company shall indemnify the director against all claims and liabilities incurred by reason of acting as a director of the Company, except if incurred as a result of willful misconduct, gross negligence or violations of criminal laws.

9.02  Powers of the Board

      (a)   The Board shall be the highest authority of the Company.

      (b) Resolutions involving the following matters may be adopted at a duly constituted and convened meeting of the Board only upon the unanimous affirmative vote of each and every director of the Board voting in person, by telephone, video conference or by proxy at such meeting:

            (i)         amendment of the Articles of Association;

            (ii) merger of the Company with another economic organization;


                                       15                 JOINT VENTURE CONTRACT

            (iii)       suspension or dissolution of the Company; and

            (iv) increase, decrease or assignment of the registered capital of the Company.

      (c) All other issues that require a resolution by the Board may be adopted at a duly convened meeting of the Board, and such resolution may be adopted only by the affirmative vote of only a simple majority of the directors present at such meeting in person or by telephone, video conference or proxy.

      (d) Meetings of the Board shall be attended by at least one director from each Party or his proxy, and will be scheduled to ensure to the maximum extent possible, the convenient participation of the directors. If a Party is not represented at a meeting it will be rescheduled as soon as possible to ensure the participation of directors from all the Parties, within a maximum of sixty (60) days. After sixty (60) days, the rescheduled meeting may take place if any six (6) directors participate. If a Board Meeting is held in accordance with this section, the Parties in attendance shall orally notify the non-attending Party about the contents and decisions of the meeting on the day of the meeting, then fax a copy of the minutes of the meeting to the non-attending Party within seven (7) days. The non-attending Party may offer opinions and suggestions.

9.03  Meetings

      (a) Meetings of the Board shall be held at least once each year. Meetings shall be held at the registered address of the Company or such other address in China or abroad as is designated by the Board. Meetings may be attended by directors in person or by telephone, video conference or proxy.

      (b) The Chairman of the Board shall set the agenda and be responsible for convening and presiding over Board meetings.

      (c) Upon the written request of three (3) or more of the directors of the Company specifying the matters to be discussed, the Chairman of the Board shall within twenty-one (21) days convene an interim meeting of the Board. The Chairman, or in his absence another director as designated by the Chairman or Party C, shall decide on the timing and location of such interim meetings.

      (d) In order to convene a meeting of the Board, the Chairman shall send written notice to each director at least thirty (30) days prior to the meeting. Such notice shall include a detailed agenda of matters to be discussed at the meeting and all reports, documents and other materials relevant or necessary for adequate and informed consideration of each matter on such agenda. All such notices of meetings, detailed agendas and relevant or necessary reports, documents and other materials shall be written in English and Chinese. Notice of any meeting of the Board may be waived by consent of all directors attending the meeting in person or by proxy.

      (e) Subject to Article 9.02(d) above, six (6) of the directors present in person or by proxy shall constitute a quorum which shall be necessary for the conduct of


                                       16                 JOINT VENTURE CONTRACT
            business at any meeting of the Board. Except as provided in Article 9.02(d), if at any properly convened meeting, no quorum is constituted because less than two-thirds of the directors are present in person or by proxy, the Chairman may call another meeting with seven (7) days' notice. Any director absent from a meeting without giving a reason therefor and without having appointed a proxy shall be considered to have abstained from voting and shall be considered as present for purposes of determining a quorum. Excluding those directors who shall be considered to have abstained from voting, resolutions other than those listed in Article 9.02(b) hereof shall be valid if passed by more than half of the directors present.

      (f) If a Board member is unable to participate in a Board meeting, he may issue a proxy and entrust a representative to participate in the meeting on his behalf. Unless otherwise provided in the proxy, the representative so entrusted shall have the same rights and powers as the Board member. One person may represent more than one director by proxy. Each Party shall cause its appointed directors to attend Board meetings either in person or by proxy.

      (g) The Board will cause complete and accurate minutes to be kept of all meetings of the Board, together with copies of notices of the meetings, in English and Chinese. Minutes of all meetings of the Board shall be distributed to all the directors as soon as practicable after each meeting but not later than thirty (30) days from the date of such meeting. Any director who wishes to propose any amendment or addition thereto shall submit the same in writing to the Chairman and the Vice Chairman within two (2) weeks after receipt of the proposed minutes. The minutes shall be finalized by the Chairman and Vice Chairman.

      (h) Any action requiring the unanimous vote of the directors of the Board may be taken without a meeting if all members of the Board consent in writing to such action. Any action requiring a majority vote of the directors may be taken without a meeting if a majority of the members of the Board consent in writing to such action. Such written consents shall be filed with the minutes of the Board proceedings and shall have the same force and effect as a vote taken by members physically present.

      (i) Members of the Board shall serve in such capacity without any remuneration, but all reasonable costs incurred by a director in the performance of his duties as a member of the Board shall be borne by the Party which appointed the director.

                     ARTICLE 10 - OPERATION AND MANAGEMENT

10.01 Management Organization

      The Company shall adopt a management system under which the General Manager shall be responsible to and under the leadership of the Board.

10.02 General Manager


                                       17                 JOINT VENTURE CONTRACT

      (a) The General Manager shall be an individual of high professional qualifications and experience. The General Manager shall be nominated by Party C and appointed by the Board of Directors. The General Manager shall be employed pursuant to such terms as shall be set out in an offering letter issued by the Board of Directors and an employment contract with the Company. If the General Manager is removed or cannot serve in such capacity due to retirement, resignation, illness, disability or death, a successor shall be nominated and appointed in the same manner as the original appointee.

      (b) The General Manager shall be in charge of the day-to-day operation and management of the Company, shall be responsible to the Board and shall carry out all matters entrusted by the Board. In particular, but without limiting the generality of the foregoing, the General Manager shall have the following responsibilities:

            (i) perform all pertinent obligations set forth in this Contract and the Articles of Association, as well as resolutions adopted by the Board;

            (ii) formulate a comprehensive organizational structure and management system for consideration and approval by the Board;

            (iii) appoint and dismiss managerial staff (both Chinese and expatriate) in charge of various departments, and their subordinates;

            (iv) formulate, and submit to the Board for adoption, Company policies, rules and regulations, define and designate departmental job responsibilities, and direct and supervise departmental activities;

            (v) submit to the Board for review and approval business plans, annual and quarterly budgets, forecast plans and reports;

            (vi) formulate and implement personnel training programs, including apprenticeships and graduate training schemes;

            (vii) manage external relations and sign economic contracts and other corporate documents as authorized by the Board; and

            (viii) handle all other major issues as authorized and directed by the Board.

      (c) The General Manager shall perform his or her duties on a full-time basis and shall not hold any operation or management related posts concurrently with other enterprises.

      (d) The General Manager shall not be required to indemnify the Company for any acts performed in his or her official capacity (but the Company shall indemnify Third Parties for losses suffered as a result therefrom if liability exists by the Company), except for such acts which constitute willful misconduct, gross negligence or violations of criminal laws.

10.03 Deputy General Manager


                                       18                 JOINT VENTURE CONTRACT

      (a) The Deputy General Manager shall be nominated by Party A and appointed by the Board of Directors. The Deputy General Manager shall assist the General Manager in the day-to-day operation and management of the Company.

      (b) The Deputy General Manager shall perform his or her duties on a full-time basis and shall not hold any operation or management related posts concurrently with other enterprises.

      (c) The Deputy General Manager shall not be required to indemnify the Company for any acts performed in his or her official capacity (but the Company shall indemnify Third Parties for losses suffered as a result therefrom if liability exists by the Company), except for such acts which constitute willful misconduct, gross negligence or violations of criminal laws.

                               ARTICLE 11 - SITE

11.01 Land Use Rights

      (a) The Company has acquired the land use rights for the Site pursuant to the Land Use Rights Grant Contract and other relevant legal documents. The Company's land use rights of the Site and its ownership of the buildings and structures on the Site are evidenced by several Land Use Rights Certificates and Real Estate Certificates or equivalent documents issued by the relevant Chinese government authorities in the name of the Company.

11.02 Environmental Matters

      (a) The Company shall strictly comply with all applicable environmental laws and regulations of the PRC in its operation activities.

      (b) Each of the Parties and the Company shall have the right to have the Site tested in accordance with ON's "Due Diligence Environmental Policy" and the Site must pass such test.

      (c) The Company will participate in and cooperate with ON's audit program, in which facilities are inspected on a periodic basis for compliance with environmental, safety, and health laws and regulations. Any such audit is subject to prior notice from Party C and shall be coordinated and scheduled by the Company and Party C. The Company must provide responses to any audit recommendations and complete corrective action.

                 ARTICLE 12 - MATERIALS, EQUIPMENT AND SERVICES

12.01 Sources of Supply

      (a) The Company shall have the right to import materials and equipment not available in China in the qualities and quantities deemed necessary by the General Manager, except that items requiring import licenses shall be handled in accordance with the relevant import licensing regulations of China.

      (b) Unless otherwise required by Chinese legal regulations, the Company shall have the right to appoint foreign architects, consultants, engineers and


                                       19                 JOINT VENTURE CONTRACT
            contractors to undertake relevant work when, in the opinion of the General Manager, there are no Chinese units or individuals qualified or available to undertake such work.

12.02 Party A Services

      Party A shall provide to the Company certain services and facilities required for the Company's operation, pursuant to the terms and conditions of the Services Contract.

12.03 Machinery and Equipment

      The Company may purchase from Party C or its Affiliates machinery and equipment. The purchase price will be agreed upon by the Board.

                         ARTICLE 13 - LABOR MANAGEMENT

13.01 Governing Principle

      Matters relating to the recruitment, employment, dismissal, resignation, wages and welfare of the staff and workers of the Company shall be handled in accordance with the Labor Law of the People's Republic of China (the "Labor Law") and related legislation. The Company shall have autonomy in determining its employment policies and related matters in accordance with Chinese legal regulations applicable to foreign invested enterprises. The Company shall seek to deal directly with its employees, without any external intermediary parties, and will cause the adoption of such personnel policies and practices as appropriate in order to reasonably achieve such results. The Company shall establish personnel practices that fairly reward employees for services rendered in a manner consistent with common business practices in their location of employment.

13.02 Working Personnel

      Working Personnel shall be employed by the Company in accordance with the terms of individual employment contracts entered into between the Company and individual Working Personnel or relevant agreements entered into between the Company and Party A. The standard individual employment contract shall be filed with the local labor department.

13.03 Management Personnel

      Management Personnel shall be employed by the Company in accordance with the terms of individual employment contracts or the terms of relevant agreements between the Company and Party A. Expatriate personnel (including those from the regions of Hong Kong, Macau and Taiwan) shall receive a salary and benefits commensurate with those provided to expatriate personnel employed by other foreign investment enterprises of a similar nature in China.

13.04 Conformity with Labor Protection


                                       20                 JOINT VENTURE CONTRACT

      The Company shall conform to rules and regulations of the Chinese government concerning labor protection and ensure safe and civilized production. Labor insurance for the Working Personnel of the Company shall be handled in accordance with individual employment contracts and the relevant regulations of the Chinese government.

13.05 Number of Employees

      The qualifications and number of employees shall be determined in accordance with the operating needs of the Company. The Company shall refer to the guidelines provided by Party C as to staffing experience in similar types of facilities in other countries.

13.06 Employee Examination and Recruitment

      (a) The Company shall observe the Labor Law, labor regulations and other relevant regulations and the Company shall have autonomy in determining its employment policies and relevant matters.

      (b) Employees will be selected from candidates for employment according to their professional qualifications and work experience. Each Working Personnel may be examined and interviewed by the General Manager or his designated representative prior to commencement of employment by the Company. The General Manager shall have the absolute right to decide, on behalf of the Company, whether to employ any such person. All candidates hired by the Company must complete satisfactorily a probationary period of employment before they will be officially considered permanent employees of the Company.

                 ARTICLE 14 - FINANCIAL AFFAIRS AND ACCOUNTING

14.01 Accounting System

      (a) The Financial Controller of the Company, under the leadership of the General Manager, shall be responsible for the financial management of the Company.

      (b) The General Manager and the Financial Controller shall prepare the accounting system and procedures in accordance with the relevant regulations. The accounting system and procedures to be adopted by the Company shall be submitted to the Board for approval. Once approved by the Board, the accounting system and procedures shall be filed with the department in charge of the Company and with the relevant local department of finance and the tax authorities for the record. The accounting system and procedures approved by the Board shall to the maximum extent possible comport with the accounting requirements of Party C.

      (c) The Company shall adopt Renminbi as its bookkeeping base currency, but may also adopt the United States Dollar as a supplementary bookkeeping currency.


                                       21                 JOINT VENTURE CONTRACT

      (d) All accounting records, vouchers, books and statements of the Company shall be made and kept in Chinese. All accounting statements of the Company shall also be made and kept in English.

      (e) For the purposes of preparing the Company's accounts and statements, calculating declared dividends to be distributed to the Parties, and for any other purposes where it may be necessary to effect a currency conversion, such conversion shall be in accordance with the median rate for buying and selling announced by the People's Bank of China, or other rate recognized by the Chinese government, on the date of actual receipt or payment.

14.02 Financial Reports

      (a) The Company shall furnish to the Parties financial reports (in Chinese and English) on at least a monthly basis so that they may continuously be informed about the Company's performance.

      (b) The Company shall submit to the Parties an annual financial report (which shall include an audited profit and loss statement and balance sheet for the fiscal year) within one (1) month after the end of the fiscal year, together with an audit report from the Company's auditor.

14.03 Audits

      (a) An independent accountant registered in China shall be engaged as the Company's auditor to examine and verify the annual financial report, investment certificates to be issued to the Parties, financial reports on the liquidation of the Company and other financial documents as required by the Board.

      (b) Each of the parties shall have the right to inspect, audit, and copy, from time to time, the books and other financial records and documents of the Company at its own expense. The Party wishing to exercise its right to audit shall be free to use its own internal auditors to perform said audit, if it so chooses. Said internal auditors shall also have the right to audit the Company's system of internal control and the Company's compliance with the Code of Conduct approved by the Company. The audit of these systems may result in recommendations to management. Management shall be required to provide responses to the recommendations and complete corrective action. Audit reports, consisting of an introduction, conclusion, recommendations, and responses will be issued to the Company and the Parties.

      (c) Each Party may, at its own expense, appoint an accountant (which may be either an accountant registered abroad or registered in China) to audit the accounts of the Company on behalf of such Party. Reasonable access to the Company's financial records shall be given to such auditor and such auditor shall keep confidential all documents examined while conducting audits.

14.04 Bank Accounts and Foreign Exchange Control


                                       22                 JOINT VENTURE CONTRACT

      (a) The Company shall open foreign exchange and Renminbi bank accounts at authorized banks in China and may also open foreign exchange account(s) outside China with the approval of SAFE for the furtherance of its business purposes.

      (b) The Company's foreign exchange transactions shall be handled in accordance with relevant Chinese regulations relating to foreign exchange control.

14.05 Foreign Exchange Balance

      (a) The Company shall be responsible to maintain a balance in its foreign exchange receipts and expenditures through the sale of its products and services and through other methods permitted under the laws of China.

      (b) If there is a foreign exchange deficiency, the Board will consider various plans and alternatives to balance foreign exchange receipts and expenditures, which, subject to obtaining the relevant government approvals, may include all means permitted under the relevant regulations, including but not limited to export of domestically produced products and, when permitted by law, borrowing from foreign exchange banks.

      (c) All costs incurred in converting Renminbi to foreign exchange required for the Company's operations shall be treated as operating expenses of the Company.

      (d) Liquid funds in the Company's foreign exchange account shall be used in the following order of priority:

            (i) payments of principal and interest on foreign exchange loans taken out by the Company from Third Parties;

            (ii)        payment for imported materials and equipment;

            (iii)       payment for imported services;

            (iv)        payments due under the Technology License Contract;

            (v)         payment of the Company's expatriate staff salaries;

            (vi) payment of principal and interest on foreign exchange loans and advances provided by the Parties or Affiliates;

            (vii) maintenance of foreign currency reserves determined by the Board of Directors;

            (viii)      remittance of profits to Party B and Party C; and

            (ix)        payment of profits to Party A.

      (e) Upon government approval, the Company may source components and equipment from local suppliers for the Parties' Affiliates inside and outside China.


                                       23                 JOINT VENTURE CONTRACT

14.06 Fiscal Year

      The Company shall adopt the calendar year as its fiscal year, which shall begin on January 1 and end on December 31 of the same year, except that the first fiscal year of the Company shall commence on the date that the Company is granted its Business License and shall end on the immediately succeeding December 31.

14.07 Profits Distribution

      (a) After the payment of income tax by the Company, the Board will determine the annual allocations from after-tax net profits to the reserve fund and expansion fund of the Company and the bonus and welfare fund for the workers and staff members. The sum of the annual allocations to the three funds shall be determined by the Board.

      (b) The Board shall once every year by a formally adopted resolution decide the amount of after-tax net profit of the Company (after the deduction of the allocations to the three funds mentioned in paragraph (a) above) to be retained in the Company for expanding the production and operation of the Company and the amount to be distributed to the Parties in proportion to their respective shares in the registered capital.

      (c) If the Company carries losses from previous years, the after-tax net profits of the current year shall first be used to cover the losses after deductions for the three funds mentioned in 14.07(a). No profit shall be distributed unless the deficit from the previous years is made up. Profits retained by the Company and carried over from the previous years may be distributed together with the distributable profits of the current year, or after the deficit of the current year is made up therefrom.

      (d) When the Company has foreign currency available for profit distribution, Party B and Party C will have a priority right to receive their respective shares of the distributable profit in foreign exchange.

                      ARTICLE 15 - TAXATION AND INSURANCE

15.01 Income Tax, Customs Duties and Other Taxes

      (a) The Company shall pay tax under the relevant tax laws of China, subject to any further tax holidays, waivers, exemptions, or exclusions granted to the Company from time to time by any local, regional or national tax authorities.

      (b) No later than six (6) months before the expiration of the preferential income tax treatment currently enjoyed by the Company, the Company may submit an application for confirmation of the Company's status as a Technologically Advanced Enterprise and Export-oriented Enterprise in accordance with the Implementing Measures of the Ministry of Foreign Trade and Economic Cooperation on the Confirmation and Examination of Export-Oriented and Technologically Advanced Enterprises with Foreign Investment and other relevant regulations. Upon receiving such confirmation, the Company shall be


                                       24                 JOINT VENTURE CONTRACT
            entitled to all preferential tax treatment granted to such enterprise under PRC law.

      (c) The Chinese and expatriate employees of the Company shall pay tax on their individual incomes in accordance with the relevant provisions of the tax laws of China.

15.02 Insurance

      (a) The Company shall, at its own cost and expense, at all times take out and maintain full and adequate insurance for the Company against loss or damage by fire and such other risks as are customarily insured against.

      (b) The property, transportation and other items of insurance of the Company will be denominated in Chinese and foreign currencies, as appropriate. The types and amounts of insurance coverage shall be determined by the General Manager.

      (c) The Company shall take out the required insurance from the People's Insurance Company of China or any other insurance company authorized to do business in China.

                          ARTICLE 16 - CONFIDENTIALITY

16.01 Confidentiality

      (a) Prior to and during the term of this Contract, each Party has disclosed or may disclose confidential and proprietary information to the other Parties. In addition, the Parties may, during the term of this Contract, obtain confidential and proprietary information of the Company in connection with the operation of the Company. Each of the Parties receiving such information shall, during the term of this Contract and for three (3) years thereafter:

            (i)         maintain the confidentiality of such information; and

            (ii) not disclose it to any person or entity, except to their employees who need to know such information to perform their responsibilities.

      (b) The provisions of paragraph (a) above shall not apply to information that:

            (i) can be shown to be known by the receiving Party by written records made prior to disclosure by the disclosing Party;

            (ii) is or becomes public knowledge otherwise than through the receiving Party's breach of this Contract; or

            (iii) was obtained by the receiving Party from a Third Party having no obligation of confidentiality with respect to such information.

      (c) If required by Party B or Party C, the Company shall execute a separate confidentiality agreement with provisions similar to those in paragraphs (a), (b) and (c) above with respect to confidential and proprietary information


                                       25                 JOINT VENTURE CONTRACT
            obtained by the Company from Party B or Party C, as the case may be, or their respective Affiliates.

      (d) Each of the Parties and the Company shall formulate rules and regulations to cause its directors, senior staff, and other employees, and those of their Affiliates also to comply with the confidentiality obligation set forth in this Article 16.

      (e) The technology and any other technical information licensed or provided in any way by Party B, Party C or their Affiliates to the Company or otherwise acquired or developed by the Company shall be used by the Company only in the Plant for the production of Joint Venture Products.

      (f) The Company shall be liable for damages accrued to any Party as a result of a breach of any provision of this Article 16 by the Company, which damages shall be determined in accordance with the relevant provisions of the contract law of China. The payment of damages by the Company to any Party shall be without prejudice to any right or rights of action or other remedies accrued to such Party at the date of such breach.

      (g) This Article 16 and the obligations and benefits hereunder shall survive for three (3) years after the expiration or termination of this Contract, notwithstanding the termination, dissolution or liquidation of the Company.

      (h) Notwithstanding the foregoing provisions of this Article 16, each of the Parties shall be permitted to make any disclosure required by applicable law.

                        ARTICLE 17 - JOINT VENTURE TERM

17.01 Joint Venture Term

      The Joint Venture Term established under this Contract shall be fifty (50) years, commencing on March 28, 1995.

17.02 Extension of the Joint Venture Term

      If the Board unanimously approves the extension of the Joint Venture Term, the Company shall apply to the Examination and Approval Authority for approval no less than six (6) months prior to the expiration of the Joint Venture Term. The Joint Venture Term may be extended only upon approval by the Examination and Approval Authority.

                    ARTICLE 18 - TERMINATION AND LIQUIDATION

18.01 Termination

      (a) This Contract shall terminate upon the expiration of the Joint Venture Term set forth in Article 17.01 hereof unless extended pursuant to Article 17.02 hereof.


                                       26                 JOINT VENTURE CONTRACT

      (b) This Contract may be terminated at any time by the written agreement of the Parties and after obtaining approval from the relevant Chinese government authorities.

      (c) This Contract may be terminated by the written notice of a Party to the other Parties of an intention to terminate this Contract, followed by a vote of the Board to terminate this Contract pursuant to the procedure set forth in paragraph (d) below and after obtaining approval from the relevant Chinese government authorities, if:

            (i) any other Party materially breaches this Contract (except for a breach involving capital contributions per 5.04(b)) or violates the Articles of Association causing the Company's inability to continue operating or otherwise undermining the desired objectives of the Parties, and such breach or violation is not cured within three (3) months of written notice to the breaching Party;

            (ii) the Technology License Contract or any other technology contract or the Land Use Rights Contract is materially breached by the Company;

            (iii) the Services Contract is materially breached by Party A causing the Company's inability to continue operating or otherwise undermining the desired objectives of the Parties, (in these cases only Party B and Party C may terminate this Contract) or the Services Contract is materially breached by the Company causing the Company's inability to continue operating or otherwise undermining the desired objectives of the Parties, (in these cases only Party A may terminate this Contract);

            (iv) the Technology License Contract is materially breached by the licensor thereunder (in this case only the Parties which are not the licensor or Affiliates of such licensor may terminate this Contract);

            (v) the Company or any Party becomes bankrupt, is the subject of proceedings for liquidation or dissolution, ceases to carry on business or becomes unable to pay its debts as they become due;

            (vi) the Company qualifies but is unable to secure or retain the appropriate certificate from the Examination and Approval Authorities granting the Company status as a Technologically Advanced Enterprise in an economic development area or as a Technologically Intensive or Knowledge Intensive Manufacturing Foreign Investment Enterprise and qualifying the Company for the 15% regular tax rate;

            (vii) the Company is not allowed to import raw materials and equipment which it deems necessary to carry out its operations.

            (viii) under the requirements specified in the relevant Chinese legal regulations, the Company is qualified but unable to obtain or retain duty and tax exemption on imported production equipment, spare parts, production tools, construction and production materials, and other


                                       27                 JOINT VENTURE CONTRACT
                        necessary goods and "bonded" treatment on the imported raw materials for the Company's normal production use or is unable to obtain or retain approval of bonded factory, bonded manufacturing area, or bonded warehouse status when the import/export volume of the Company meets the requirements specified in the relevant Chinese regulations.

            (ix) any other Party has failed to provide its contribution to the registered capital of the Company on or before the expiration of the time period stipulated in Article 5.04(b) or 5.08 hereof;

            (x) any other Party transfers its share of the registered capital in the Company in violation of the provisions of this Contract;

            (xi) the conditions or consequences of Force Majeure (as hereinafter defined in Article 20) significantly interfere with the normal functioning of the Company for a period in excess of six (6) months causing the Company's inability to continue operating or otherwise undermines the desired objectives of the Parties, and the Parties have been unable to find an equitable solution pursuant to Article 21 hereof;

            (xii) if the Board determines that the Company is unable obtain its desired objectives such as quantity, quality, cost, rate of production, supply of regional market preferences or requirements, delivery needs or any other objective;

            (xiii) if market conditions change such that the Board determines that the Company may no longer sell Joint Venture Products on a competitive basis;

            (xiv) the Parties cannot implement the economic adjustment set forth in Article 22.02.

      (d) In the event that any Party gives notice pursuant to Article 18.01(c) hereof of a desire to terminate this Contract, the Parties shall within a two (2)-month period after such notice is given conduct negotiations and endeavor to resolve the situation which resulted in the giving of such notice. In the event matters are not resolved to the satisfaction of all the Parties within two (2) months of such notice or any non-notifying Party definitely refuses to commence negotiations within the period stated above, each Party shall cause its appointed directors to vote to terminate this Contract, and the Board shall submit a termination application to the Examination and Approval Authority for approval.

      (e)   For purposes of this Article 18, the "date of termination" shall be
            (i) the date of expiration of the Joint Venture Term, if the termination is effected pursuant to paragraph (a) above; (ii) the date of the written agreement of the Parties, if the termination is effected pursuant to paragraph (b) above; or (iii) the date that the Board votes to terminate this Contract, if the termination is effected pursuant to paragraph (c) above.


                                       28                 JOINT VENTURE CONTRACT

18.02 Buy-out Options

      (a) In the event that any Party gives notice pursuant to Article 18.01(c) hereof of a desire to terminate this Contract, the other Parties (except for the Party in breach or is bankrupt or insolvent) shall have the right to purchase the equity interest of such Party in proportion to their respective interests in the registered capital. A Party that wishes to exercise such buy-out option shall notify the other Parties in writing of its decision no later than thirty (30) days after the end of the two-month negotiation period referred to in Article 18.01(d).

      (b) In the event that this Contract is terminated pursuant to Article 18.01(a) or 18.01(b) hereof, any Party shall have the option to purchase the equity interest of the other Parties. A Party that wishes to exercise such buy-out option shall notify the other Parties in writing of its decision no later than thirty (30) days after the date of termination.

      (c) Absent any buy-out notice, the Parties shall liquidate the Company in accordance with applicable law and Article 18.03 hereof.

      (d) In the event a buy-out option is exercised, the Parties shall within two (2) weeks of receipt of the buy-out notice jointly appoint one Sino-foreign joint venture accounting or appraisal firm qualified in China to value the Company. All costs and expenses of such accounting or appraisal firm shall be borne equally by Party A, Party B and Party C.

      (e) The valuation of the Company as provided in paragraph (d) above shall be completed within four (4) weeks and shall be based on the assumption that (i) the Company shall continue as a going concern and (ii) subject to the terms and conditions of and to the extent permitted by the relevant agreements, the Company shall enjoy the right to use the Site and the Plant and the right to use the technology and know-how provided to the Company by each of the Parties.

      (f) The purchase price shall be equal to an amount determined by multiplying the value of the Company by the percentage of registered capital then held by the selling Party.

      (g)   The purchase price shall be paid to the selling Party within sixty
            (60) days after the later to occur of (i) the determination of such purchase price and (ii) the receipt of any governmental approvals in respect of the relevant purchase then required under applicable law. If Party B or Party C is the selling Party, the purchase price shall be paid in United States Dollars.

      (h) Upon a buy-out pursuant to this Article 18.02, each Party agrees to take (and to cause the Company and the Board to take) whatever action may be necessary to consummate such buy-out, including but not limited to (i) obtaining the approval of the Examination and Approval Authority and all other necessary approvals, (ii) in the case of a buy-out of Party A, taking all actions required to convert the Company into a wholly foreign-owned enterprise, and (iii) causing the Business License and registration records of the Company to be changed or canceled with SAIC.


                                       29                 JOINT VENTURE CONTRACT

18.03 Liquidation

      (a)   If the Parties are required to liquidate the Company pursuant to
            Article 18.02(c) hereof, or if the Parties otherwise agree that the Company shall no longer operate as a going concern, then the Board shall, within a period of thirty (30) days, appoint a liquidation committee which shall have the power to represent the Company in all legal matters. The liquidation committee shall value and liquidate the Company's assets in accordance with the Foreign Investment Enterprises Liquidation Procedures and other applicable Chinese law and regulations and the principles set out herein.

      (b) The liquidation committee shall consist of seven (7) members, of which two (2) members shall be nominated by Party A, one (1) member shall be nominated by Party B, and four (4) members including the chairman of the liquidation committee shall be nominated by Party C. Members of the liquidation committee may, but need not be, Board directors or senior employees of the Company. When permitted by Chinese law or regulations, each Party may also appoint professional advisors to be members of or to assist the liquidation committee. The Board shall report the formation of the liquidation committee to the department in charge of the Company. In principle, the liquidation committee shall resolve all issues by consensus. In the event that consensus cannot be reached, matters shall be decided by a majority vote of all members of the liquidation committee.

      (c) The liquidation committee shall conduct a thorough examination of the Company's assets and liabilities, on the basis of which it shall, in accordance with the relevant provisions of this Contract, develop a liquidation plan which, if approved by the Board, shall be executed under the liquidation committee's supervision. The liquidation plan shall provide that the Parties will have the right to purchase any of the machinery and equipment and other facilities on a priority basis. In the event that two or more Parties offer the same terms and conditions for such purchases, competitive bidding shall take place. If the Company is liquidated, ON shall have the right to terminate the Technology License Contract and Party A shall have the right to terminate the Services Contract so that these contracts shall not be deemed to be assets of the Company.

      (d) In developing and executing the liquidation plan, the liquidation committee shall use every effort to obtain the highest possible price in United States Dollars for the Company's assets.

      (e) The liquidation expenses, including remuneration to members and advisors to the liquidation committee, shall be paid out of the Company's assets in priority to the claims of other creditors.

      (f) After the liquidation of the Company's assets and the settlement of all of its outstanding debts, the balance shall be divided and paid over to Party A, Party B and Party C in proportion to their respective shares of the registered capital of the Company.


                                       30                 JOINT VENTURE CONTRACT

      (g) On completion of all liquidation procedures, the liquidation committee shall submit a final report approved by an independent accountant registered abroad or in China to the Examination and Approval Authority, hand in the Business License to the original registration authority and complete all other formalities for canceling the Company's registration. Each of Party B and Party C shall have the right to obtain copies of all of the Company's accounting books and other documents at its own expense, but the originals thereof shall be left in the care of Party A.

      (h) Party A hereby agrees Party B and Party C shall have priority in obtaining the foreign currency portion of the balance to be distributed under paragraph (f) above.

18.04 Continuing Obligations

      The obligations and benefits stipulated in the confidentiality provisions of Article 16, in the provisions on settlement of disputes of Article 21 and in the provisions on termination and liquidation of this Article 18 shall survive the termination of this Contract with approval from the relevant authorities of the PRC government and the termination, dissolution or liquidation of the Company.

                        ARTICLE 19 - BREACH OF CONTRACT

19.01 Liability for Breach of Contract

      In the event that a breach of contract committed by a Party to this Contract results in the non-performance of or inability to fully perform this Contract or its Appendices, the liabilities arising from the breach of contract shall be borne by the Party in breach as provided in this Contract and its Appendices. In the event that a breach of contract is committed by more than one Party, each such Party shall bear its individual share of the liabilities arising from the breach of contract.

19.02 Limitations on Liability

      Notwithstanding the foregoing, and except for any liability arising under
      Article 11 hereof, the aggregate liability of each Party under this Contract shall not exceed such Party's investment in the registered capital of the Company.

                           ARTICLE 20 - FORCE MAJEURE

20.01 Definition of Force Majeure

      "Force Majeure" shall mean any event which is beyond the control of the affected Party, and which is unforeseen, unavoidable or insurmountable, and which arises after the Effective Date and which prevent total or partial performance by such Party. Such events shall include earthquakes, typhoons, flood, fire, war, failures of international or domestic transportation, acts of government or public agencies, epidemics, civil disturbances, strikes or any other events which cannot be foreseen, prevented or controlled, including events which are accepted as Force Majeure in general international commercial practice.

20.02 Consequences of Force Majeure


                                       31                 JOINT VENTURE CONTRACT

      (a) If an event of Force Majeure occurs, a Party's contractual obligations affected by such an event under this Contract shall be suspended during the period of delay caused by the Force Majeure.

      (b) The Party claiming Force Majeure shall promptly inform the other Parties in writing and shall furnish the other Parties within fifteen (15) days thereafter sufficient proof of the occurrence and duration of such Force Majeure. The Party claiming Force Majeure shall also use all reasonable endeavors to eliminate or mitigate the effects of such Force Majeure.

      (c) In the event of Force Majeure, the Parties shall immediately consult with each other in order to find an equitable solution and shall use all reasonable endeavours to minimize the consequences of such Force Majeure.

                      ARTICLE 21 - SETTLEMENT OF DISPUTES

21.01 Friendly Consultations

      In the event any dispute arises between the Parties out of or in relation to this Contract, including any dispute regarding its breach, termination or validity, the Parties shall attempt in the first instance to resolve such dispute through friendly consultations.

21.02 Joint Conciliation

      If the dispute has not been resolved by friendly consultations within sixty (60) days after one Party has served written notice on the other Party or Parties requesting the commencement of such consultations, then the Parties shall attempt to reach a settlement through conciliation conducted in Beijing in accordance with the Conciliation Rules of the Beijing Conciliation Center of the China International Economic and Trade Arbitration Commission. If the dispute is resolved through conciliation, the Parties agree to enter into a written settlement contract.

21.03 Arbitration

      If the dispute is not resolved pursuant to Article 21.02 within sixty (60) days after conciliation proceedings have commenced, or if a Party fails to comply with any settlement reached by conciliation conducted pursuant to
      Article 21.02 within sixty (60) days after a settlement is reached, then

      (a) any Party involved may submit the dispute for arbitration in Stockholm at the Arbitration Institute of the Stockholm Chamber of Commerce in accordance with the Arbitration Rules of that Institute with instructions that the arbitration be conducted in English and that the arbitrators may refer to both the English and Chinese texts of this Joint Venture Contract;

      (b) there shall be three (3) arbitrators all of whom shall be fluent in English and Mandarin. Party A shall select one (1) arbitrator, and Party B and Party C shall select one (1) arbitrator. The third arbitrator shall be appointed by agreement between the arbitrators selected by Party A, Party B and Party C, and such third arbitrator shall serve as chairman of the panel;


                                       32                 JOINT VENTURE CONTRACT

      (c) the arbitration award shall be final and binding on the Parties and shall be enforced in accordance with its terms;

      (d)   the arbitration fee shall be borne by the losing party.

      (e) each Party may require the other Parties to enter into a written contract which sets forth the terms of the arbitration award.

21.04 Continuous Performance of Joint Venture Contract

      In the course of the arbitration, this Contract shall be continuously performed in accordance with its terms and the Articles of Association except for the part which is under, or which is directly and substantially affected by, the arbitration.

21.05 Enforceability of Award

      Any award of the arbitrators shall be enforceable by any court having jurisdiction over the Party against which the award has been rendered, or wherever assets of the Party against which the award has been rendered can be located, and such award shall be enforceable in accordance with the "United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards (1958)" (except where reservations are made by the People's Republic of China).

21.06 Jurisdiction of Chinese Courts

      Any dispute arising under this Contract shall be settled in accordance with this Article 21, except that either party may apply to the courts of China to enforce an arbitration award rendered or contract executed in accordance with this Article.

                          ARTICLE 22 - APPLICABLE LAW

22.01 Applicable Law

      The formation, validity, interpretation and implementation of this Contract shall be governed by the laws of the People's Republic of China which are published and publicly available, but in the event that there is no published and publicly available law in China governing a particular matter relating to this Contract, reference shall be made to general international commercial practices.

22.02 Economic Adjustment

      If any Party's or the Company's economic benefits are adversely and materially affected by the promulgation of any new laws, rules or regulations of China or the amendment or interpretation of any existing laws, rules or regulations of China after the signature date of this Contract, or if the Company subsequently fails to continue to qualify for preferential treatment, the Parties shall promptly consult with each other and use their best endeavors to implement any adjustments necessary to maintain each Party's and the Company's economic benefits derived from this Contract on a basis no less favorable than the economic benefits it would have derived if such laws, rules or regulations had not been promulgated, amended or so interpreted. If the economic benefits approved by the Parties following consultations cannot be obtained after such adjustments are implemented, a Party may terminate this Contract under
      Article 18.


                                       33                 JOINT VENTURE CONTRACT

22.03 Preferential Treatment

      The Company and the Parties shall be entitled according to the law to any tax, investment or other benefits or preferences that become available or publicly known after the signing of this Contract and which are more favorable than those set forth in this Contract.

22.04 Continuity of Contract

      The Parties agree that in the event of the promulgation of any new laws, rules or regulations of China, this Contract shall continue to be performed in accordance with its terms to the largest extent permitted under PRC law.

                     ARTICLE 23 - MISCELLANEOUS PROVISIONS

23.01 Non-Competition

      Because the Company will be manufacturing components with commodity characteristics, the Parties agree that Party A or Party C shall not, directly or indirectly, through any other joint venture, manufacture in China the Joint Venture Products including the New Products listed in Appendix A that are being manufactured and to be manufactured by the Company, unless the Company cannot meet demand for such products (whether due to demands of quantity, quality, cost, rate of production, regional market preferences or requirements, delivery needs or any other reason).

      In order to strengthen their relationship with Party A, Party C and their Affiliates have no present intention of producing the products in Appendix A in China other than through the Company unless the Company cannot meet demand for such products.

      In order to strengthen its relationship with Party C, Party A is willing to give Party C first right of refusal for Party A's future semi-conductor projects. Party A shall give written notice to Party C describing such project. Party C shall have sixty (60) days to either agree to participate therein or to decline to participate and Party C shall be deemed to have declined if it fails to respond in such time. If Party C declines to participate, Party A may conduct such activities on its own or with other parties on the terms described to Party C.

23.02 Waiver

      To the extent permitted by Chinese law or regulations, failure or delay on the part of any Party hereto to exercise a right, power or privilege under this Contract and the Appendices hereto shall not operate as a waiver thereof; nor shall any single or partial exercise of a right, power or privilege preclude any other future exercise thereof.

23.03 Assignability

      This Contract may not be assigned in whole or in part by any Party without the prior written consent of each of the other Parties hereto and the approval of the Examination and Approval Authority.

23.04 Binding Effect


                                       34                 JOINT VENTURE CONTRACT

      This Contract is made for the benefit of each of the Parties and their respective lawful successors and assignees and is legally binding on them. This Contract may not be changed orally, but only by a written instrument signed by each of the Parties and approved by the Examination and Approval Authority.

23.05 Severability

      Subject to the provisions of Article 22.02 hereof, the invalidity of any provision of this Contract shall not affect the validity of any other provision of this Contract.

23.06 Language

      This Contract is executed in the Chinese language in five (5) originals and in the English language in five (5) originals. Both language versions shall be equally authentic.

23.07 Entire Agreement

      This Contract and the Appendices hereto constitute the entire agreement among Party A, Party B and Party C with respect to the subject matter of this Contract and supersede all prior discussions, negotiations and agreements among them. In the event of any conflict between the terms and provisions of this Contract, the Articles of Association and the Feasibility Study, the terms and provisions of this Contract shall prevail.

23.08 Notices

      Any notice or written communication provided for in this Contract by one Party to the other Parties, including but not limited to any and all offers, writings, or notices to be given hereunder, shall be made in English or Chinese by facsimile, or by courier service delivered letter, promptly transmitted or addressed to the appropriate Party. The date of receipt of a notice or communication hereunder shall be deemed to be fifteen (15) days after the letter is given to the courier service in the case of a courier service delivered letter and one (1) working day after dispatch of a facsimile if evidenced by a transmission report. All notices and communications shall be sent to the appropriate address set forth below, until the same is changed by notice given in writing to the other Parties.

      PARTY A:
      Leshan Radio Company, Ltd.
      27 West People's Road
      Leshan, Sichuan Province 614000
      People's Republic of China
      Attention:  Chairman
      Facsimile No:  86-833-213-2060

      PARTY B:
      Motorola (China) Investment Limited
      No. 108 Jian Guo Road
      Chao Yang District


                                       35                 JOINT VENTURE CONTRACT

      Beijing 100022
      People's Republic of China
      Attention:  Corporate Law Department
      Facsimile No:  86-10-6566-8449

      PARTY C:
      SCG (China) Holding Corporation
      5005 East McDowell Road
      Phoenix, Arizona 85008
      U.S.A.
      Attention: General Counsel
      Facsimile No:  1-602-244-5500


      The sending Party shall send confirmation to the other Parties by telephone or facsimile at an appropriate time.

23.09 Appendices

      The Appendices hereto listed below are made an integral part of this Contract and are equally binding with these Articles 1 through 23.

      List of Joint Venture Products                                (Appendix A)
      Schedule of Capital Contributions                             (Appendix B)

23.10 Effectiveness

      This Contract shall become effective on the Effective Date.


                                       36                 JOINT VENTURE CONTRACT

IN WITNESS WHEREOF, each of the Parties hereto have caused this Contract to be executed by their duly authorized representatives on the date first set forth above.


LESHAN RADIO COMPANY, LTD.


By:    /s/ Pan Min-zhi
      --------------------------
Name:  Pan Min-Zhi
Title: Chairman of the Board


MOTOROLA (CHINA) INVESTMENT LIMITED


By:    /s/ Larry Cheng
      --------------------------
Name:  Larry Cheng
Title: Authorized Representative


SCG (CHINA) HOLDING CORPORATION


By:    /s/ Steve Hanson
      --------------------------
Name:  Steve Hanson
Title: President



                                       37                 JOINT VENTURE CONTRACT

                                   APPENDIX A

                         LIST OF JOINT VENTURE PRODUCTS


Assembly Test Products

SOT23, SC59, SC88, SC75, SC89, SC70, SOD323, SOIC, SOD523, SOD723 and other miniature surface mount semiconductor packages.


Wafer Fab Products
IC and Discrete wafers


                                       A

                                   APPENDIX B

                       SCHEDULE OF CAPITAL CONTRIBUTIONS


The total amount of the registered capital of the Company is US$101.86 million. As of the date hereof, the Parties have paid in US$52,039,207. The specific timing and amounts for each future installment payment by each Party shall be determined by the decision of the Board of the Company.


                                       B